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                                                                    Exhibit 23.7

                      CONSENT OF BEAR, STEARNS & CO. INC.


March 8, 2000



Board of Directors
Warner-Lambert Company
201 Tabor Road
Morris Plains, New Jersey 07950

Re: Registration Statement of Pfizer Inc. relating to the Agreement and Plan of Merger, dated as of February 6, 2000, among Warner-Lambert Company, Pfizer Inc. and Seminole Acquisition Sub Corp.

Ladies and Gentlemen:


      We hereby consent to the reference to our opinion letter dated February 6, 2000 to the Board of Directors of Warner-Lambert Company under the captions "Summary -- Opinions of Financial Advisors", "The Proposed Merger -- Background of the Merger", "The Proposed Merger -- Factors Considered by, and Recommendation of, the Board of Directors of Warner-Lambert", "Opinions of Financial Advisors -- Opinions of Warner-Lambert's Financial Advisors" and "Opinions of Financial Advisors -- Opinion of Bear Stearns" in, and to the inclusion of such opinion letter as Annex D to, the joint proxy statement/prospectus that is part of the above-referenced Registration Statement, as amended. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                      Bear, Stearns & Co. Inc.
                                      By: /s/ Richard L. Metrick
                                          ----------------------------
                                      Name:   Richard L. Metrick
                                      Title:  Senior Managing Director